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[TECO ENERGY LOGO]

                                                           FOR IMMEDIATE RELEASE

CONTACT:  NEWS MEDIA: LAURA PLUMB - (813) 228-1572
          INVESTOR RELATIONS: MARK KANE - (813) 228-1772
          INTERNET: HTTP://WWW.TECOENERGY.COM

                       TECO ENERGY ANNOUNCES NOTE OFFERING

TAMPA, FLA., JUNE 9, 2002 -- TECO Energy, Inc. (NYSE: TE) announced today that it plans to offer unsecured notes through underwriters Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. The sale of the notes is expected to commence this week. This offering is being made under the company's existing shelf registration statement.

The proceeds from the sale of these notes are expected to be used to reduce short-term debt and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction. The offering is being made only by means of a prospectus. A copy of the preliminary prospectus may be obtained from the offices of Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080, Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036 or J.P. Morgan Securities Inc., 277 Park Avenue, New York, NY 10172. An electronic copy of the prospectus will be available from the Securities and Exchange Commission's web site at www.sec.gov.

TECO Energy (www.tecoenergy.com) is a diversified, energy-related holding company based in Tampa. Its principal businesses are Tampa Electric, Peoples Gas, TECO Transport, TECO Power Services and TECO Solutions.